EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-202666) in the related Prospectuses of Kite Realty Group, L.P. and subsidiaries of our reports dated February 27, 2017, with respect to the consolidated financial statements and schedule of Kite Realty Group, L.P. and subsidiaries and the effectiveness of internal control over financial reporting of Kite Realty Group, L.P. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Indianapolis, Indiana

February 27, 2017